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                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of April 1, 1999 by and between IndyMac Mortgage Holdings, Inc. ("Employer") and Mark Nelson ("Officer").

                                  WITNESSETH:

WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.


NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2001, unless earlier terminated in accordance with the provisions hereof.

2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer, as Executive Vice President and Chief Financial Officer, IndyMac Commercial Lending, and Senior Vice President of Employer, or a similarly structured entity in which Employer owns the majority of the economic interest, as determined in the sole discretion of Employer. Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer agrees that Employer may add to or change Officer's duties as business considerations dictate, provided such changes are consistent with Officer's role as Chief Financial Officer, IndyMac Commercial Lending as determined by the Chief Executive Officer of Employer. Officer shall have such official power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder. If Employer requests Officer to relocate outside of Los Angeles County, Officer shall have the option of agreeing to such relocation and the terms of this contract shall continue in full force and effect. If Officer declines to relocate, either Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(f) and all of the rights and obligations of both parties under this Agreement shall cease upon such termination and no provisions shall survive (including, without limitation, Sections 5(d) and 8(k)), except for Section 8(g) and the right to enforce that provision through injunctive relief pursuant to Section 8(h).
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3.   Scope of this Agreement and Outside Affiliations. During the term of this
     Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board of the applicable entity, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer of one or more (direct or indirect) subsidiaries or affiliates of Employer as Employer may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law.

     During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of Employer, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

     Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.   Compensation and Benefits.

     a. Base Salary. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 1999 at the annual rate as set forth on Appendix A (the "Annual Rate"). During the term of this Agreement, Employer may not decrease the Annual Rate below the amount set forth in Appendix A.

     b. Incentive Compensation. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined in the first quarter of each Fiscal year during the term of this Contract, as mutually agreed upon by Employer and Officer. The incentive compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for such Fiscal Year.

     c. Stock Options and Restricted Stock. Beginning with the 1999 Fiscal Year and in respect of each of the following Fiscal Years during the term of this Agreement, Employer may grant to Officer stock options and/or restricted stock for such number of shares of Employer's common stock as the Compensation Committee of the Board (the "Compensation Committee") in its sole discretion determines, taking into account Officer's and Employer's performance and the competitive practices then prevailing regarding the granting of stock options. Subject to the foregoing, it is anticipated that the number of shares in respect of each annual stock option and/or restricted stock grant shall be in accordance with the number of shares granted to officers of Employer at a level similar to Officer's level. The stock options and/or restricted stock described in this Section 4(c) in respect of a Fiscal Year shall be granted at the same time as Employer grants stock options

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          and/or restricted stock to its other officers in respect of such
          Fiscal Year. For 1999 Fiscal Year, Employer will grant Officer 20,000 stock options.

          All stock options granted in accordance with this Section 4(c): (i) shall be granted pursuant to Employer's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall have a per share exercise price equal to the fair market value (as defined in the current Plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant, (iv) shall become immediately and fully exercisable in the event of a Change in Control (as defined in Appendix B) or in the event that Officer's employment is terminated due to death or Disability or by Employer other than for Cause (as defined in Section 5(c)), and (v) shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the agreement evidencing the award. All restricted stock granted in accordance with this Section 4(c): (i) shall be granted pursuant to Employer's current stock option plan, or such other stock option plan or plans as may be in effect or come into effect during the term of this Agreement, (ii) shall be priced and vest in accordance with the terms set by the Compensation Committee, ( iii) shall become immediately and fully vested in the event of a Change in Control (as defined in Appendix B) or in the event that Officer's employment is terminated due to death or Disability or by Employer other than for Cause (as defined in Section 5(c)), provided, however, that with respect to a termination by Employer other than for Cause (as defined in Section 5(c)), restricted stock granted in accordance with this Section 4(c) shall become immediately and fully vested only to the extent that such restricted stock would, under the terms of such restricted stock, vest within twelve (12) months of such termination, and (iv) shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the agreement or other document evidencing the award. Notwithstanding the foregoing, in the event that Officer's employment is terminated by Employer other than for Cause (as defined in Section 5(c)) and the Board of Directors of Employer determines, in its sole and absolute discretion, that the Officer is performing "seriously below expectations" (as defined below), then the Board of Directors of the Employer may determine, in its sole and absolute discretion, that the provisions set forth in subsections (iv) and (iii) of the preceding two sentences, respectively, shall not apply. For purposes of this provision, Officer's performance shall be deemed to be "seriously below expectations" if (i) in the case of an Officer who is a profit center manager, Officer has failed to meet at least 50% of the volume and cost control goals set forth in Appendix A hereto for the applicable Fiscal Year, and (ii) in the case of an Officer who is a cost center manager, Officer has failed to meet (x) the top two Goals and Objectives of Officer set forth in Appendix A hereto for the applicable Fiscal Year and (y) at least 50% of the cost control goals set forth in Appendix A hereto for the applicable Fiscal Year; provided, however, that the Board of Directors of Employer will consider allowances to the foregoing in the event that Employer takes action that impedes Officer's ability to meet the foregoing goals (e.g., the Employer discontinues a business or product line).
           ----

     d. Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance

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          policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). Officer shall also be entitled to three (3) weeks of vacation each Fiscal Year, subject to all applicable policies of Employer relating to vacation time. This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof, to provide benefits substantially equivalent to Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

5. Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

     a. Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty
          (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2001, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the additional benefits specified in the last sentence of Section 4(d) hereof.

          The determination of Disability shall be made only after 30 days' notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the members of Employer's Benefits Committee.

     b. Death. In the event that Officer shall die during the term of this Agreement, Employer shall pay Officer's base salary for a period of twelve (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also
          (1) pay to such Beneficiary (x) an amount equal to the incentive compensation that would have been payable to Officer pursuant to
          Section 4(b) in respect of the Fiscal Year in which the Officer's death occurs multiplied by a fraction, the numerator of which is the number of days in

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          such Fiscal Year through the date of Officer's death and the denominator of which is 365 and (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which his death occurs and (2) provide during the twelve-month period following the date of Officer's death the additional benefits specified in the last sentence of Section 4(d) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Section 5(b), which shall continue for a period of twelve months thereafter at the full rate of base salary in effort immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options and restricted stock granted to Officer pursuant to Section 4(c) will vest upon his death.

     c. Cause. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach; provided, however, that the parties hereto acknowledge that a breach of the confidentiality provisions set forth in Section 8(g) of this Agreement shall not be remediable and, therefore, Employer shall not be required to provide a remedy period in connection with a termination pursuant to this provision by reason of a breach of Section 8(g), (ii) an act or omission to act by the Officer involving gross negligence, gross misconduct, commission of a fraud, theft, dishonesty, or any knowing or deliberate action or inaction in contravention of a direct order from the Officer's direct supervisor which is within the scope of this Agreement and does not involve the performance of an illegal act or omission to act, each of which the parties hereto acknowledge shall not be remediable and, therefore, no remedy period shall be required,
          (iii) Officer's conviction by a court of competent jurisdiction of a felony or misdemeanor carrying a jail term of one year or more, or
          (iv) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or misdemeanor carrying a jail term, or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), and 4(c) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), and 4(c) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony, or misdemeanor carrying a jail term, or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has

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          become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

          d.   Severance.

          (i) Except as provided in Section 5(d)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, or by Officer because Employer has committed a "Material Breach" of this Agreement, then Employer shall:

               (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (A) an amount in cash equal to six months of Officer's base salary at the Annual Rate at the Termination Date and (B) an amount equal to one-half the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs; provided, however, that in the event the first anniversary of the Termination Date occurs on a date prior to the end of a Fiscal Year, Employer shall also pay Officer an amount equal to the product of (x) the incentive compensation paid or payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs and
                    (y) a fraction, the numerator of which is (I) the number of days elapsed since the end of the immediately preceding Fiscal Year through Officer's Termination Date and (II) the denominator of which is 365, and

               (2) until the first anniversary of such Termination Date, provide the benefits specified in the last sentence of
                    Section 4(d) hereof.

          Employer shall also pay in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, as calculated pursuant to the terms and conditions of this Agreement, including, but not limited to, the terms of Appendix A. For the purpose of this provision, the term "Material Breach" shall mean a material breach of this Agreement by Employer which is committed in bad faith and which is not remedied within a reasonable period of time after receipt of written notice from Officer specifying such breach.

          (ii) If within two (2) years after a "Change in Control" (as defined in Appendix B to this Agreement) and during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause or by Officer for Good Reason, then (A) Employer shall pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, (x) as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to one-half the sum of (1) Officer's base salary at the Annual Rate at the Termination Date and (2) the incentive compensation paid or payable to Officer pursuant to

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                Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs and
                (y) any unpaid incentive compensation payable to Officer pursuant to Section 4(b) in respect of the Fiscal Year immediately preceding the Fiscal Year in which Officer's Termination Date occurs, and (B) Employer shall continue to provide for six months from the Termination Date the benefits specified in the last sentence of Section 4(d) hereof.

          (iii) For purposes of this Agreement, "Good Reason" shall be deemed to occur if Employer (x) commits a Material Breach of this Agreement (as defined in Section 5(d)(i)) or (y) takes any other action which results in the substantial diminution in Officer's status, title, position, authority and responsibilities.

          (iv) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Excise Tax would be imposed. If the application of the preceding sentence should require a reduction in Payments or other "parachute payment" (within the meaning of Section 28OG of the Code), unless Officer shall have designated otherwise, such reduction shall be implemented, first, by reducing any noncash benefits (other than stock options) to the extent necessary, second, by reducing any cash benefits to the extent necessary and, third, by reducing any stock options to the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Termination Date and reducing payments or benefits in reverse chronological order therefrom. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants, selected by Officer and satisfactory to Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by, Employer.

     e. Resignation. If during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment, and all obligations of Officer under Sections 8(g) and 8(k) shall expressly survive such termination.

     f. Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of

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          Officer's employment under the provision so indicated (except in the event of Officer's death or physical incapacity, in which case such written Notice of Termination shall be provided by Officer's executor or legal representative). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid, as of such Termination Date.

6. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

7. Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall defend and indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer (including any subsidiary or affiliate of Employer), and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

8.   Miscellaneous.

     a. Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to IndyMac, Inc., or to any successor or affiliate of Employer or IndyMac, Inc., subject to such assignee's express assumption of all obligations of Employer hereunder, and Officer hereby consents to any such assignment. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer, triggering the severance provision of Section 5(d).

          The obligations and duties of Officer hereby shall be personal and not assignable.

     b. Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Chief Administrative Officer, with a copy to the Director of Human Resources at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate

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          (or his business address of record in the absence of such
          designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

     c. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     d. Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     e. California Law. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflicts of laws principles.

     f. Attorneys' Fees In Action on Contract. If any litigation shall occur between the Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

     g. Confidentiality. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers, including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer's plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered "Confidential Information" for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer's employment with Employer, and is the sole property of Employer. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or
          (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     h. Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     i. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     j. No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

     k.   Covenant Not to Compete

          (i) In General. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of six months after the termination of such employment for whatever reason other than (x) any termination by Employer, either for Cause or other than for Cause, (y) a termination by Officer pursuant to
               Section 5(d)(i) due to Employer having committed a "Material Breach" or pursuant to Section 5(d)(ii) for "Good Reason," or (z) the expiration of this Agreement according to its terms (the "Non-Compete Period"), he shall not, unless Officer shall have received the prior written consent of Employer within North
               America:

               (A) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer (or its subsidiaries or affiliates, including Countrywide Credit Industries, Inc. ("Countrywide Credit") and its subsidiaries) as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer (or its subsidiaries or affiliates, including Countrywide Credit and its subsidiaries) in the planning stage on such date;

      (B) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); provided that Officer may solicit business from another company or business entity during such time as Officer is employed by Employer (and prior to a Notice of Termination being provided pursuant to Section 5(f)), so long as such solicitation is solely for the intended benefit of Employer and carried out in the ordinary course of the performance of Officer's duties; and which solicitation or performance of services is not for the intended benefit of Employer and carried out in the ordinary course of the performance of Officer's duties; or

      (C) offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's employment terminated.

(ii) Consideration. The consideration for the foregoing Covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement including but not limited to Section 5(d).

(iii) Equitable Relief and Other Remedies. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(iv) Reformation. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                               EMPLOYER


                                               By:/s/ Stephanie Irey
                                                  ---------------------------
                                               Name: Stephanie Irey
                                                    -------------------------
                                               Title: EVP, CAO
                                                     ------------------------

                                               Officer:

                                               /s/ Mark Nelson
                                               ------------------------------
                                               in his individual capacity

                                  APPENDIX A

                             ANNUAL INCENTIVE PLAN

Annual Base Rate for 1999:     $200,000.00
Target Bonus for 1999:         $ 80,000.00  Maximum Bonus for 1999: $90,000.00

Annual Incentive Award:
----------------------


  Officer shall be eligible for an Annual Incentive Award which shall be comprised of the following five components:

     1. Meeting Business Plan/ROE Goals (30%)
     2. Operations/Systems Controls/Loan Quality (30%)
     3. Cost Control (20%)
     4. Earnings Per Share Growth (10%)
     5. Discretionary/Subjective (10%)

  These components shall be measured as follows:

1. Business Plan/ROE Goals for Officer for 1999 (30%):
   ---------------------------------------------------

Attached hereto as Exhibit A, is the Business Plan for 1999 for Officer's areas of responsibilities: CLCA and Income Property.

Year Target Amount  Maximum Amount                                Minimum Amount
                    (125% of Target, if ROE is 20%* than target)
1999 $24,000.00     $30,000.00                                    $0

     Officer shall be paid a Business Plan/ROE Incentive Award to be determined by (i) calculating .07% of Net Income After Earnings Credit Plus Tax Affected Corporate Support (as defined below) of Officer's profit center(s), as determined by the Head of Financial Planning and President of Employer, in their sole discretion, subject to the applicable Maximum Amount set forth above, and (ii) multiplying such amount by the applicable Return On Equity Factor set forth below.

     Net Income After Earnings Credit Plus Tax Affected Corporate Support shall mean Net Earnings, before Corporate Overhead Allocation and after Earnings Credit (goal for Net Income After Earnings Credit Plus Tax Affected Corporate Support is $28,804,000.00.)

                            Return on Equity Factor
Actual ROE    20%**Target    10%**Target    Target    10%*Target   20%*Target
ROE Factor         50%            75%       100%           110%          125%

The Target Return on Equity for CLCA for 1999 is 21.88% (weighted 82%) and for Income Property is 14.04% (weighted 18%).

*  greater than
** less than

2. Operations/Systems Controls/Loan Quality Goals and Objectives (30%):
   -------------------------------------------------------------------

                                                           Target Potential                  Performance Percentage:
                 Goal/Objective                             Discretionary               Excellent/Good/Satisfactory/Poor
                 --------------
                                                          Incentive Amount
                                                          ----------------
a. Timely, accurate and automated reporting to                 $ 4,000.00                   110%/100%/50%/0%
    Treasury, Accounting, Bankers Trust and lenders
    and other appropriate internal and external
    recipients. Financial reporting systems should
    be integrated to primary related loan accounting
    and other systems to provide for efficient
    processing of data. Financial reporting and
    analysis to include monthly profit center
    performance analysis and budget variance
    analysis.
b. Establish and lead an Information Technology                $ 2,000.00                   110%/100%/50%/0%
    Development Team comprised of appropriate
    representatives of each of CLCA's operating
    groups and Corporate MIS personnel. The
    charter of this team is to provide strategic
    oversight to the development of our IT and
    business process systems, establish priorities for
    development, evaluate and rationalize
    investments in IT systems and software, and
    maintain and monitor project development
    efforts.
c. Introduce and facilitate Strategia strategic                $ 2,000.00                   110%/100%/50%/0%
    planning, implementation and review process
    and integrate into monthly and other periodic
    review sessions with CLCA and IndyMac
    management personnel

d. Assist in sourcing of sufficient capital that is            $16,000.00                   110%/100%/50%/0%
    adequate for CLCA/Income Property to
    maximize Plan projections. Assist in due
    diligence efforts as required. Develop borrowing
    capacity analysis models to evaluate the adequacy of
    our financing sources and to assist in managing our
    borrowing within committed limits. The borrowing
    capacity analysis should provide a 12-month
    rolling projection of principal outstandings
    to targeted outstandings for each financing
    facility for CLCA/Income Property.

Total discretionary incentive amount:                          $24,000 (max. $26,400)
-------------------------------------

The Discretionary Incentive Award for Operations/Systems Controls/Loan Quality Goals and Objectives for Officer shall be calculated by (1) multiplying (x) the Performance Percentage for each Goal/Objective times (y) the Target Potential
                                               -----
Discretionary Incentive Amount for such Goal/Objective, and (2) adding all sums determined pursuant to the preceding clause (1) for each Goal/Objective. The Target Potential Discretionary Incentive Award for Operations/Systems Controls/Loan Quality Goals and Objectives for Officer for 1999 shall be $24,000.00 and the Maximum shall be $26,400.00.

3. Cost Control Goals (20%):
   ------------------------

The following are Officer's 1999 cost control goals:

                                          Maximum Potential        Performance Percentage:
     Goal/Objective                         Discretionary           100%-95%94%-90%/89%-
     --------------
                                           Incentive Amount               80%/*/80%
                                           ----------------
a. 100% of Direct Expenses as per 1999         $16,000.00           100%/80%/50%/0%
   business plans for CLCA and Income
   Property


The Discretionary Incentive Award for Cost Control Goals and Objectives for Officer shall be calculated by multiplying (x) the applicable Performance Percentage for the Goal/Objective times (y) the Maximum Potential Discretionary
                                  -----
Incentive Amount for such Goal/Objective. The Maximum Potential Discretionary Incentive Award for Cost Control Goals and Objectives for Officer for 1999 shall be $16,000.00.

4.  Earnings Per Share Growth (10%):
    --------------------------------

                                             1999
                                             ----

-------------------------------------------------------------
Earnings Per Share Target                 $    1.57

-------------------------------------------------------------
Target Incentive Award                    $8,000.00
-------------------------------------------------------------

If Earnings Per Share                $500 for each $.01
exceed target, incentive             in excess of target
award shall be increased by:         earnings per share

-------------------------------------------------------------
If Earnings Per Share does           $350 for each- $.01
not Meet target, incentive           below target
awards shall be decreased by:        earnings per share
--------------------------------------------------------------

* means less than

5.  Subjective (10%):
    ----------------

Officer shall be eligible for an additional Subjective Incentive Award. Whether a Subjective Incentive Award shall be granted and the amount of any such award shall be determined by the President of Employer, in his sole and absolute discretion. Factors which will be included in the determination of a Subjective Incentive Award shall be Officer's management skills, ability to be a corporate team player and such other factors as shall be determined by the President of Employer, in his sole and absolute discretion. The fact that a Subjective Incentive Award is granted in any year is no indication whether any such award will be granted in following years. The maximum Subjective Incentive Award that Officer shall be eligible for is as follows:

    1999: up to $8,000.00

6.  EPS Discount Factor
    -------------------

    % of EPS Target Met            EPS Discount Factor
    -------------------            -------------------
    *90%                                   100%
    80% - 89%                               90%
    70% - 79%                               70%
    *70%                                     0%

*  greater than
** less than


7.  Total Annual Incentive Award
    ----------------------------

The total Annual Incentive Award shall be calculated by multiplying (x) the sum of the amounts calculated pursuant to Paragraphs 1, 2, 3, 4 and 5 above times
(y) the EPS Discount Factor determined pursuant to Paragraph 6 above.

                                                                      EXHIBIT A
                                    INDYMAC
                              1999 FINANCIAL PLAN
               EARNINGS BY BUSINESS LINE FOR BONUS CALCULATIONS
                         DOLLLAR AMOUNTS IN THOUSANDS

                                                                Third Party  Investment    Master    LoanWorks            Income
                                                      Combined    Lending     Portfolio  Servicing   Servicing   CLCA    Property
                                                     ---------  -----------  ----------  ---------  ----------  -------  --------
I.  NET INCOME AFTER EARNINGS CREDIT PLUS TAX
      EFFECTED CORPORATE SUPPORT

Net Income after Earnings Credit                       131,070     47,067        38,028        295      (9,358)  20,882     4,549

     Corporate Support                                  33,798     11,883         2,957        882       3,187    2,836       537
     Taxes on Corporate Support                         10,681      5,050           860        375           0        0         0
                                                     ----------------------------------------------------------------------------
     Corporate Support, Net of taxes                    23,117      6,883         2,097        507       3,187    2,836       537

                                                     ----------------------------------------------------------------------------
Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 100%                              154,187     53,900        40,125        803      (6,171)  23,718     5,086
                                                     ============================================================================

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 80%                               123,350     43,120        32,100        642      (4,936)  18,974     4,069
Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 150%                              231,281     80,850        60,187      1,204      (9,256)  35,577     7,630

II. CONTROLLABLE RETURN ON EQUITY

Net Income-Fully Leveraged                             120,303     40,477        38,028        295      (9,358)  19,552     4,407

     Corporate Support                                  33,798     11,883         2,957        882       3,187    2,836       537
     Taxes on Corporate Support                         10,681      5,050           860        375           0        0         0
                                                     ----------------------------------------------------------------------------
     Corporate Support, Net of Taxes                    23,117      6,833         2,097        507       3,187    2,836       537

                                                     ----------------------------------------------------------------------------
Net Income-Fully Leveraged plus Tax Effected
 Corporate Support                                     143,420     47,310        40,125        803      (6,171)  22,388     4,945
                                                     ============================================================================

Average Equity-Fully Leverage                          676,115     18,334       479,841       (796)     (4,278)  97,877    34,376
                                                     ============================================================================

Corporate Support Net Liability Allocaties              52,736     18,542         4,614      1,376       4,973    4,425       839

                                                     ----------------------------------------------------------------------------
Fully Leverage Equity before Corporate Support         728,851     36,876       484,455        589         695  102,302    35,314
                                                     ============================================================================
                                                     ----------------------------------------------------------------------------
ROE-Fully Leverage-before CS balance sheet
 allocation                                              19.68%    128.29%         8.28%    138.40%     887.65%   21.88%    14.04%
                                                     ============================================================================

                                                              IndyMac                                                Tax Benefit
                                                                CLD         WLCA     LoanWorks      MHB       HID     Adjustment
                                                            -----------  ----------  ---------  ----------  -------  -----------
I.  NET INCOME AFTER EARNINGS CREDIT PLUS TAX
      EFFECTED CORPORATE SUPPORT

Net Income after Earnings Credit                                  9,194       7,234      2,702       4,653    1,846        3,977

     Corporate Support                                            1,920       2,518      1,768       3,265    2,045            0
     Taxes on Corporate Support                                      33           0        751       1,388      869        1,355
                                                            --------------------------------------------------------------------
     Corporate Support, Net of taxes                              1,887       2,518      1,016       1,877    1,176       (1,355)

                                                            --------------------------------------------------------------------
Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 100%                                        11,081       9,752      3,719       6,530    3,022        2,623
                                                            ====================================================================

Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 80%                                          8,865       7,801      2,975       5,224    2,418        2,098
Net Income after Earnings Credit plus Tax Effected
 Corporate Support @ 150%                                        16,621      14,628      5,578       9,796    4,533        3,934

II. CONTROLLABLE RETURN ON EQUITY

Net Income-Fully Leveraged                                        8,513       6,270      2,702       4,036    1,401        3,977

     Corporate Support                                            1,920       2,518      1,768       3,265    2,045            0
     Taxes on Corporate Support                                      33           0        751       1,388      869        1,355
                                                            --------------------------------------------------------------------
     Corporate Support, Net of taxes                              1,887       2,518      1,016       1,877    1,176       (1,355)

                                                            --------------------------------------------------------------------
Net Income-Fully Leveraged plus Tax Effected
 Corporate Support                                               10,400       8,788      3,719       5,914    2,577        2,623
                                                            ====================================================================

Average Equity-Fully Leverage                                    35,623       9,163         83        (454)   6,377            0
                                                            ====================================================================

Corporate Support Net Liability Allocaties                       2,995        3,929      2,758       5,094    3,191            0

                                                            --------------------------------------------------------------------
Fully Leverage Equity before Corporate Support                   38,618      13,091      2,841       4,611    9,567            0
                                                            ====================================================================
                                                            --------------------------------------------------------------------
ROE-Fully Leverage-before CS balance sheet
 allocation                                                      26.93%       67.13%    130.91%     128.26%   26.94%         N/A
                                                            ====================================================================

                                  APPENDIX B

A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

     A. An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the"Exchange Act")), immediately after which such Person has "Beneficial Ownership"(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"), (ii) Employer or any of its Subsidiaries, (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined) or (iv) Countrywide Credit Industries, Inc. or any of its affiliates or subsidiaries ("Countrywide Credit").

     B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as result of either an actual or threatened "Election Contest" (as described in Rule 14A-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     C.   The consummation of

     (i) A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer into, with or involving Countrywide Credit, IndyMac, Inc. or where:

     a. the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

     b. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation: and

     c. no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Employer, the Surviving Corporation, or any Subsidiary, (iv) Countrywide Credit, or (v) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock, owns directly or indirectly more than twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

     (ii)  A complete liquidation or dissolution or Employer; or

     (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary of Countrywide Credit).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially

Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.